UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date if earliest event reported): April 26, 2006

REPUBLIC BANCORP INC.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-15734 (Commission File No.)	38-2604669 (IRS Employer Identification No.)

1070 East Main Street, Owosso, Michigan 48867
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (989) 725-7337

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On April 26, 2006, shareholders of Republic Bancorp Inc. approved the election of all nominees for directors as follows: Jerry D. Campbell, Chairman of the Board, George J. Butvilas, Vice Chairman of the Board, Dana M. Cluckey, Richard J. Cramer, Sr., Barry J. Eckhold, Gary Hurand, Dennis J. Ibold, John J. Lennon, Kelly E. Miller, Randolph P. Piper, Dr. Isaac J. Powell, William C. Rands III, Dr. Jeoffrey K. Stross, and Steven E. Zack. The slide presentation made to shareholders will be available on our website for 30 days at www.republicbancorp.com under the Investor Relations link.

Also, the Board of Directors approved the following:

•	An $.11 per share cash dividend to shareholders of record as of June 9, 2006 and payable July 5, 2006.

•
A Stock Repurchase Program authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock, or approximately 3% of the shares outstanding. The program will commence at the conclusion of the 2005 Stock Repurchase Program. Repurchases will be made from time to time as market and business conditions warrant, in the open market, negotiated, or block transactions, and will be funded from available working capital and cash flow from operations. Repurchased shares will be used for employee benefit plans, stock dividends and other general business purposes, including potential acquisitions.

•	The appointment of Ernst & Young LLP as independent public accountants for 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC BANCORP INC.

Date: April 27, 2006	By:	/s/ Thomas F. Menacher
	Name:	Thomas F. Menacher
	Its:	Executive Vice President, Treasurer and
Chief Financial Officer